Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Michael Laffin (Media)
724.514.1968
Kris King (Investors)
724.514.1813
Mylan Reports Adjusted Diluted EPS of $0.45 for the Quarter, a 36% Increase over
Prior Year Quarter; and $1.61 for the Year, a 24% Increase over Prior Year
Announces 2011 Adjusted Diluted EPS Guidance of $1.90 — $2.10
Reaffirms 2013 Targets of $8.5 Billion in Revenues and $2.75 Per Diluted Share; a Three-Year CAGR of 15% and 20%, Respectively
PITTSBURGH — February 24, 2011—Mylan Inc. (Nasdaq: MYL) today announced its financial results for the three and twelve months ended December 31, 2010, and provided its financial guidance for 2011.
Financial Results
•	Adjusted diluted EPS of $0.45 for the quarter ended December 31, 2010 compared to $0.33 for the same prior year quarter, an increase of 36%;

•	Adjusted diluted EPS of $1.61 for the year ended December 31, 2010 compared to $1.30 for the prior year, an increase of 24%;

•	Total revenues of $1.43 billion for the quarter ended December 31, 2010 compared to $1.35 billion for the same prior year quarter, an increase of 6%;

•	Total revenues of $5.45 billion for the year ended December 31, 2010 compared to $5.09 billion for the prior year, an increase of 7%;

•	On a GAAP basis, diluted EPS of $0.01 for both quarters ended December 31, 2010 and 2009;

•	On a GAAP basis, diluted EPS of $0.68 for the year ended December 31, 2010 compared to $0.30 for the prior year;

•	Cash flow from operating activities of $931 million for the year ended December 31, 2010 compared to $605 million for the prior year, an increase of 54%.
Robert J. Coury, Mylan’s Chairman and Chief Executive Officer stated: “I am very pleased with our performance in 2010, as we delivered solid revenue growth of 8% over the prior year and strong earnings per share growth of 24%. Through our focus on integration and rationalization, we have generated consistent quarterly earnings growth, and a compound annual growth rate (CAGR) of 10% in revenues and 42% in EPS since 2008. I would like to thank each and every one of our dedicated employees around the globe for their contribution to these achievements.”
Coury continued: “2011 marks a new inflection point for Mylan. Going forward, we expect to leverage the assets we have put in place to continue to deliver not only strong bottom-line performance, but also significant top-line expansion. As a result, we remain fully committed to our targeted CAGR of 15% in revenues and 20% in EPS through the next three years, with a targeted EPS of $2.75 in 2013.”
Heather Bresch, Mylan’s President added: “We are as excited about the next phase of our growth as we have been about the accomplishments of the last several years. We have built up the largest product pipeline in our history and combined it with a powerful commercial platform. We anticipate continued significant global product launches, further dosage and therapeutic category expansion, and a significant increase in the number of new products we manufacture internally, all of which are expected to contribute to our accelerated revenue growth. Further, we are focused on the successful execution of important strategic and business development opportunities to ensure we remain well positioned in the years ahead.”

John Sheehan, Mylan’s Chief Financial Officer said: “In addition to our financial accomplishments over the last three years, we made significant progress in de-levering our balance sheet through strong earnings growth and cash flow generation and we converted our preferred stock at the minimum ratio. These enhancements to our capital structure have pushed out the maturity profile of our debt, eliminated our preferred dividend requirement and, most importantly, left us very well-positioned to support the Company’s powerful growth trajectory.”
Mr. Sheehan added: “Additionally, we are pleased to present our financial guidance for 2011, which includes adjusted diluted earnings per share of between $1.90 and $2.10. At the midpoint, this represents a growth rate of approximately 24% over 2010. We expect that our guidance for 2011, along with our long-term targets, will be achieved while maintaining relatively stable gross margins and generating continued strong operating cash flow.”
Financial Results Summary
Total third party revenues for the quarter ended December 31, 2010, increased $82.7 million, or 6%, to $1.43 billion from $1.35 billion in the same prior year period. Total third party revenues include both net revenues and other revenues from third parties. Net revenues increased $89.1 million, or 7%, to $1.42 billion from $1.34 billion in the prior year quarter. The effect of foreign currency translation had an unfavorable impact of approximately 1% on total third party revenues primarily reflecting a weaker Euro in comparison to the US Dollar, partially offset by the strengthening of other currencies, primarily the Indian Rupee, Japanese Yen and Australian Dollar. Translating current year revenues at prior year exchange rates would have resulted in year-over-year growth in net revenues excluding foreign currency of approximately $104 million, or 8%. Other revenues for the quarter ended December 31, 2010, and 2009 were $9.9 and $16.3 million, respectively.
A tabular summary of the Company’s revenues for the quarters ended December 31, 2010, and 2009, is included at the end of this release.
Mylan has two segments, “Generics” and “Specialty.” Generics third party net sales, which are derived from sales in North America, Europe, the Middle East and Africa (collectively, EMEA) and Asia Pacific were $1.35 billion in the current quarter, compared to $1.28 billion in the same prior year period.
Third party net sales from North America were $647.5 million for the current quarter, compared to $533.4 million for the comparable prior year period, representing an increase of $114.1 million or 21.4%. This increase was mainly driven by new products launched in the U.S. and Canada, which contributed sales of $73.5 million in the current quarter, as well as a full quarter of contribution from Bioniche Pharma, which was acquired in September 2010.
Third party net sales from EMEA were $397.0 million for the quarter ended December 31, 2010, compared to $476.6 million for the comparable prior year quarter, a decrease of $79.6 million, or 16.7%. However, translating current quarter third party net revenues from EMEA at prior year exchange rates would have resulted in a year-over-year decrease excluding the effect of foreign currency of approximately $48 million, or 10%. This decrease was mainly the result of unfavorable pricing in many of the European markets in which Mylan operates and the lack of a significant product launch, partially offset by another strong quarter of performance in Italy.
Sales in Asia Pacific are derived from Mylan’s operations in India, Australia, Japan and New Zealand. Asia Pacific third party net sales were $305.1 million for the quarter ended December 31, 2010, compared to $269.2 million for the comparable prior year quarter, an increase of $36.0 million, or 13.4%. Foreign currency translation had a positive impact on sales for the current quarter, reflecting the strengthening of certain regional currencies against the U.S. Dollar. Excluding the effect of foreign currency, calculated as described above, the increase was approximately $18 million, or 7%. This increase is primarily driven by increased sales of anti-retroviral finished dosage products and higher sales of active pharmaceutical ingredients (API) by Mylan’s subsidiary in India.
For the current quarter, Specialty reported third party net sales of $75.0 million, an increase of $18.6 million, or 33%, from the comparable prior year period of $56.3 million. The most significant contributor to Specialty Segment revenues continues to be the EpiPen® Auto-Injector. In the current quarter, Specialty realized increased sales of the EpiPen Auto-Injector, mainly as a result of favorable pricing and increased volumes.
Gross profit for the quarter ended December 31, 2010 was $579.2 million and gross margins were 40.4%. In the same prior year period, gross profit was $516.0 million, and gross margins were 38.2%. Gross profit for the current year quarter was impacted by certain purchase accounting related items, of approximately $91.6 million, which consisted primarily of amortization related to purchased intangible assets. Excluding such items, gross margins would have been approximately 47%. Prior year gross profit was also impacted by similar purchase accounting related items in the amount of $72.4 million. Excluding such items, gross margins in the prior year would have been approximately 44%.
The increase in gross margins, excluding the items noted above, can primarily be attributed to both Generics, mainly in North America, and Specialty. In North America, favorable gross margins were primarily the result of new product introductions, while Specialty benefitted from favorable pricing, mainly on the EpiPen® Auto-Injector.
Earnings from operations were $94.2 million for the quarter ended December 31, 2010, compared to $60.0 million for the same prior year period. Excluding the impact of purchase accounting related items in both periods, as mentioned above, as well as charges for litigation settlements, net, of $112.8 million and $114.2 million for the current and prior year quarters, earnings from operations increased to $298.6 million in the current quarter from $246.6 million in the prior year quarter. The increase in operating income was driven by higher sales and gross profit as discussed above, partially offset by an increases in selling, general and administrative (SG&A) and research and development (R&D) expenses.
Interest expense for the quarter ended December 31, 2010, totaled $91.5 million, compared to $78.3 million for the prior year quarter. The increase is primarily due to interest associated with higher net debt balances and interest rates. Included in interest expense for the current quarter and the comparable prior year period are $18.0 million and $11.2 million, respectively, primarily consisting of the accretion of the discounts on the Company’s convertible debt instruments.
Other (expense) income, net, was expense of $4.8 million in the current quarter compared to expense of $7.6 million in the comparable prior year period. Generally included in other (expense) income, net, are interest and dividend income and foreign exchange transaction gains and losses. Additionally, included in the current quarter are expenses of $22.4 million for the write-off of financing fees and payment of swap termination costs. In the prior year quarter other (expense) income, net included a loss of $11.7 million on Matrix’s sale of a subsidiary.
EBITDA, which is defined as net income (loss) (excluding the non-controlling interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $211.8 million for the quarter ended December 31, 2010, and $156.6 million for the prior year quarter. After adjusting for certain items as further discussed below, adjusted EBITDA was $373.2 million for the current quarter and $311.5 million for the prior year quarter.

For the year ended December 31, 2010, Mylan reported total revenues of $5.45 billion compared to $5.09 billion in the comparable prior year period. Third party net sales in the current year were $5.40 billion compared to $5.02 billion for the prior year, representing an increase of $388.9 million, or 7.8%. On a year-over-year basis, the effect of foreign currency translation had a favorable impact of less than 1%.
Other revenues from third parties for the year ended December 31, 2010, were $46.3 million compared to $77.4 million in the prior year, a decrease of $31.1 million, or 40.2%. During 2009, within Generics, Mylan recognized $28.5 million of other incremental revenue resulting from the cancellation of product development agreements for which the revenue had been previously deferred. There was no such revenue recognized during the current year.
A tabular summary of the Company’s revenues for the years ended December 31, 2010, and 2009, is included at the end of this release.
Generics third party net sales were $4.98 billion in 2010, compared to $4.61 billion in prior year.
Third party net sales from North America were $2.36 billion in 2010, compared to $2.09 billion for the prior year, representing an increase of $265.0 million, or 12.6%. The increase was driven by increased volume, new product launches and incremental revenue from the Bioniche Pharma acquisition, partially offset by unfavorable pricing on certain existing products, including divalproex sodium extended-release (divalproex ER) tablets, the generic version of Abbott Laboratories’ Depakote® ER, for which Mylan had exclusivity for a portion of 2009.
New products launched in the US and Canada contributed sales of $158.6 million, over half of which consisted of valacyclovir hydrochloride tablets, the generic version of GlaxoSmithKline’s Valtrex®, and minocycline hydrochloride extended release tablets, the generic version of Medicis Pharmaceutical Corporation’s Solodyn® ER. The Company’s ability to continue to be a stable and reliable source of supply to the market resulted in the favorable volume on its existing product base.
Third party net sales from EMEA were $1.55 billion for 2010, compared to $1.64 billion for the prior year, a decrease of $90.8 million, or 5.5%. However, translating current year third party net revenues from EMEA at prior year exchange rates would result in a decrease excluding the effect of foreign currency translations of approximately $24 million, or 1%. This decrease was mainly the result of unfavorable pricing in many of the European markets in which Mylan operates, partially offset by new product launches throughout EMEA and strong performance in Italy.
In Asia Pacific, third party net sales were $1.07 billion for 2010, compared to $877.1 million for the prior year, an increase of $197.2 million, or 22.5%. However, excluding the favorable effect of foreign currency translation, calculated as described above, the increase was approximately $108 million, or 12%. This increase is primarily driven by higher third party sales at Matrix, combined with third party sales growth in Japan.
Specialty reported third party net sales for 2010 of $422.8 million, an increase of $17.5 million, or 4.3% over the prior year of $405.3 million. Intercompany sales by Specialty totaled $61.8 million for 2010, compared to $40.8 million in the prior year. This increase is due to the fact that, beginning in late 2009, certain generic products previously sold to third parties by Specialty are now sold to Mylan subsidiaries in North America who, in turn, sell the products to third parties. Excluding the sale of such products from 2009 third party net sales would have resulted in an increase in third party net sales in the current year of approximately $64 million or 18%.

This increase in third party net sales in Specialty was the result of favorable pricing and higher volumes of Dey’s EpiPen Auto-Injector, and higher sales volumes of Perforomist® Solution, Dey’s Formoterol Fumarate Inhalation Solution.
Gross profit for the current year was $2.22 billion and gross margins were 40.7%. For the prior year, gross profit was $2.07 billion, and gross margins were also 40.7%. Gross profit for both the current and prior years is impacted by certain purchase accounting related items as discussed above, of approximately $309.2 million, and $282.5 million, respectively. Excluding such items, gross margins would have been approximately 46% in both the current and prior years.
Earnings from operations were $721.6 million for 2010, compared to $523.4 million for the prior year. Excluding the impact of purchase accounting related items in both periods, as mentioned above, as well as charges for litigation settlements, net, of $127.1 million and $225.7 million for the current and prior years, earnings from operations increased to $1.16 billion in the current year from $1.03 billion in the prior year. The increase in operating income was driven by higher sales and gross profit as discussed above, partially offset by an increase in SG&A expenses, primarily as a result of increased legal costs and higher professional fees, including those related to the acquisition of Bioniche Pharma, while R&D increased only slightly year over year.
Interest expense for calendar year 2010 totaled $331.5 million, compared to $318.5 million for 2009. The increase is primarily due to higher interest associated with the 2010 debt offerings, including higher net debt balances and the amortization of discounts. Included in interest expense for the current year and the prior year are $60.0 million and $42.9 million, respectively, primarily related to the amortization of the discounts on the Company’s debt.
Other (expense) income, net, was expense of $34.2 million in the current year compared to income of $22.1 million in the prior year. In addition to interest and dividend income and foreign exchange transaction gains and losses, included in the current year is a $4.9 million loss on the sale of certain non-operating assets, charges associated with the termination of certain interest rate swaps totaling $18.6 million and the write-off of previously deferred financing fees of $18.8 million related to the repayment of the senior credit facility debt. The prior year includes a favorable adjustment of $13.9 million to the restructuring reserve as a result of a reduction in the estimated remaining spending on accrued projects, as well as a net gain of $10.4 million realized on the termination of two joint ventures by Mylan’s Matrix subsidiary, partially offset by an $11.7 million loss on the sale, by Matrix, of a majority owned subsidiary.
EBITDA was $1.12 billion for 2010, and $947.9 million for 2009. After adjusting for certain items as further discussed below, adjusted EBITDA was $1.40 billion for the current year, versus $1.25 billion for the prior year.
Cash provided by operations was $931.4 million for the year ended December 31, 2010. Contributing to the current year cash from operations are certain significant items that resulted in a net increase in cash provided by operating activities of approximately $150 million. Favorable items included the receipt of an income tax refund in the first quarter, cash received for deferred revenue and lower income taxes paid as a result of anticipated tax benefits on the indemnified litigation. These favorable items were partially offset by payments made during the year with respect to the Company’s AWP litigation settlements. For 2011, the potential reduction of deferred revenue, the timing of payments of litigation settlements, income taxes and amounts due to Merck KGaA related to the anticipated tax benefits on the indemnified litigation may lead to a reduction of $250 million or more in cash flows from operations as compared to 2010.

2011 Guidance Metrics
The Company provided the following financial guidance for 2011 on an adjusted basis, along with the significant exchange rates used in preparing the guidance, which are shown below:

(in millions, except EPS, %’s and exchange rates)
Total Revenue	$6,100 — $6,400
Gross Profit Margin	47% — 49%
SG&A as % of Total Revenue	18% — 20%
R&D as % of Total Revenue	5% — 6%
EBITDA	$1,550 — 1,750
Net Income	$840 — $940
Diluted EPS	$1.90 — $2.10

Operating Cash Flow	$800 — $900
Cash Interest Expense	$290 — $310
Capital Expenditures	$250 — $300
Tax Rate	26% — 28%
Avg Diluted Shares Outstanding	440 — 450
Key Exchange Rates Used for 2011 Guidance:

Australian Dollar ($ / AUD)	0.99
British Pound ($ / GBP)	1.58
Canadian Dollar (CAD / $)	1.01
Euro ($ / EUR)	1.35
Indian Rupee (INR / $)	45.06
Japanese Yen (JPY / $)	83.95
Non-GAAP Financial Measures
Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other expense and revenue items in order to supplement investors’ and other readers’ understanding and assessment of the Company’s financial performance because the Company’s management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the Company’s ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the Company’s ability to incur additional indebtedness. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.
Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS to adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS for the quarter and years ended December 31, 2010 and 2009 (in millions, except per share amounts):

	Three months ended December 31,						Year ended December 31,
	2010			2009			2010			2009
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$2.6		$0.01	$4.1		$0.01	$223.6		$0.68	$93.5		$0.30
Purchase accounting related amortization (a)	91.6			72.4			309.2			282.5
Litigation settlements, net	112.8			114.2			127.1			225.7
Interest, primarily amortization of debt discount, net	18.0			11.2			60.0			42.9
Financing related costs	22.4			—			37.4			—
Acquistion related costs(b)	0.2			—			12.7			—
Integration & other special items (c)	18.7			40.8			68.5			71.6
Tax effect of the above items (d)	(86.9)			(135.0)			(252.8)			(272.5)
Preferred dividend	17.3	(e)		34.8	(e)		121.6	(e)		139.0	(e)

Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$196.7		$0.45	$142.5		$0.33	$707.3		$1.61	$582.7		$1.30

(a)	This amount is included in cost of sales.

(b)	This amount is included in SG&A.

(c)	Integration and other special items include charges related to the integration of acquired businesses as well as certain restructuring items, losses on sales of certain non-operating assets, severance and employee benefit related charges.
•	For the three months ended December 31, 2010, $4.0 million of these expenses, net, are included in cost of sales, $19.3 million are included in SG&A, and $4.4 million are included in R&D, partially offset by $9.0 million of income included in Other Income/Expense, net.

•	For the three months ended December 31, 2009, $5.1 million of these expenses, net, are included in cost of sales, $16.1 million are included in SG&A, $1.1 million are included in R&D, $11.7 million are included in Other Income/Expense, net, and the remainder represents an adjustment to amounts attributable to the noncontrolling interest.

•	For the year ended December 31, 2010, $10.5 million of these expenses, net, are included in cost of sales, $48.9 million are included in SG&A, $8.3 million are included in R&D, $2.4 million are included in Other Income/Expense, and the remainder represents an adjustment to amounts attributable to the noncontrolling interest.

•	For the year ended December 31, 2009, $33.5 million of these expenses, net are included in cost of sales, $49.6 million are included in SG&A, $22.7 million are included in R&D, and $9.9 million are included in earnings attributable to the noncontrolling interest. Partially offsetting these costs are other revenue, consisting primarily of the acceleration of the recognition of revenue related to certain product development agreements, totaling $30.8 million, and other income related to the favorable reversal of restructuring reserves and a gain on the sale of a joint venture totaling, offset by a loss on the sale of a subsidiary totaling $13.3 million.
(d)	The tax effect is calculated assuming an annual adjusted effective tax rate for the resulting adjusted earnings, and results in an effective tax rate on adjusted earnings of 27% in 2010 and 30% in 2009 including the impact of any tax synergies. Additionally, in the 2009 quarter and year presented above, includes an income tax benefit of approximately $65.0 million related to losses recognized as a result of reorganizations among certain of the Company’s foreign subsidiaries.

(e)	Adjusted diluted EPS for all periods presented were calculated under the “if-converted method” which assumes conversion of the Company’s preferred stock into shares of common stock, based on an average share price, and excludes the preferred dividend from the calculation, as the “if-converted method” is more dilutive.
Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to adjusted EBITDA for the quarter and years ended December 31, 2010, and 2009 (in millions):

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
GAAP net earnings attributable to Mylan Inc. before preferred dividends	$19.8	$38.9	$345.1	$232.6
Add/(Deduct):
Net contribution attributable to the noncontrolling interest and equity method investees	1.0	8.5	0.5	16.4
Income taxes	(22.8)	(73.3)	10.4	(20.8)
Interest expense	91.5	78.3	331.5	318.5
Depreciation and amortization	122.3	104.2	435.2	401.2

EBITDA	$211.8	$156.6	$1,122.7	$947.9
Add Adjustments:
Stock-based compensation expense	7.2	7.6	31.4	31.2
Litigation settlements, net	112.8	114.2	127.1	225.7
Integration and other special items	41.4	33.1	117.9	49.6

Adjusted EBITDA	$373.2	$311.5	$1,399.1	$1,254.4

Conference Call
Mylan will host a conference call and live webcast today, Thursday, February 24, 2011, at 10:00 a.m. ET, in conjunction with the release of its financial results. The dial-in number to access the call is 888.298.3511, or 719.457.2710 for international callers. A replay, available for approximately seven days, can be accessed by calling 888.203.1112 or 719.457.0820 for international callers, pass code 1214329. To access a live webcast of the call, and the accompanying presentation, please log on to Mylan’s website (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software. A replay of the webcast will be available on www.mylan.com for approximately seven days.
About Mylan
Mylan Inc. ranks among the leading generic and specialty pharmaceutical companies in the world and provides products to customers in more than 150 countries and territories. The company maintains one of the industry’s broadest and highest quality product portfolios supported by a robust product pipeline; operates one of the world’s largest active pharmaceutical ingredient manufacturers; and runs a specialty business focused on respiratory, allergy and psychiatric therapies. For more information about Mylan, please visit www.mylan.com. For more information about generic drugs, please visit www.ChoosingGenerics.com.
Forward Looking Statements
This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s future operations and its earnings expectations. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the Company’s business; uncertainties and matters beyond the control of management; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in the Company’s Report on Form 10-Q, for the quarter ended September 30, 2010, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the Company’s control between the date of this release and the date that its Form 10-K for the year ended December 31, 2010, is filed with the SEC could potentially result in adjustments to reported results. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release.

Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Net revenues	$1,424,618	$1,335,526	$5,404,266	$5,015,394
Other revenues	9,881	16,291	46,256	77,391

Total revenues	1,434,499	1,351,817	5,450,522	5,092,785
Cost of sales	855,307	835,826	3,233,125	3,018,313

Gross profit	579,192	515,991	2,217,397	2,074,472

Operating expenses:
Research and development	82,070	72,593	282,146	275,258
Selling, general and administrative	290,189	269,191	1,086,609	1,050,145
Litigation settlements, net	112,759	114,187	127,058	225,717

Total operating expenses	485,018	455,971	1,495,813	1,551,120

Earnings from operations	94,174	60,020	721,584	523,352
Interest expense	91,477	78,287	331,462	318,496
Other (expense) income, net	(4,740)	(7,622)	(34,178)	22,119

(Loss) earnings before income taxes and noncontrolling interest	(2,043)	(25,889)	355,944	226,975
Income tax (benefit) provision	(22,843)	(73,312)	10,402	(20,773)

Net earnings	20,800	47,423	345,542	247,748
Net (earnings) loss attributable to the noncontrolling interest	(952)	(8,519)	(427)	(15,177)

Net earnings attributable to Mylan Inc. before preferred dividends	19,848	38,904	345,115	232,571
Preferred dividends	17,259	34,759	121,535	139,035

Net earnings attributable to Mylan Inc. common shareholders	$2,589	$4,145	$223,580	$93,536

Earnings per common share attributable to Mylan Inc. common shareholders(1):
Basic	$0.01	$0.01	$0.69	$0.31

Diluted	$0.01	$0.01	$0.68	$0.30

Weighted average common shares outstanding(1):
Basic	372,401	305,797	324,453	305,162

Diluted	376,876	309,396	328,979	306,913

(1)	The three and twelve months ended December 31, 2010 include the effect of the Preferred Stock Conversion into approximately 125.2 million shares of Mylan common stock on November 15, 2010.

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	December 31, 2010	December 31, 2009
Assets:
Current assets:
Cash and cash equivalents	$662,052	$380,516
Restricted cash	23,972	47,965
Marketable securities	29,085	27,559
Accounts receivable, net	1,157,081	1,234,634
Inventories	1,240,271	1,114,219
Other current assets	446,982	480,493

Total current assets	3,559,443	3,285,386
Intangible assets, net	2,501,150	2,384,848
Goodwill	3,599,334	3,331,247
Other non-current assets	1,876,877	1,800,253

Total assets	$11,536,804	$10,801,734

Liabilities:
Current liabilities	$1,809,612	$1,718,147
Long-term debt	5,263,376	4,984,987
Other non-current liabilities	848,415	953,402

Total liabilities	7,921,403	7,656,536
Noncontrolling interest	13,522	14,052
Mylan Inc. shareholders’ equity	3,601,879	3,131,146

Total liabilities and equity	$11,536,804	$10,801,734

Mylan Inc. and Subsidiaries
Summary of Revenues by Segment
(Unaudited; in millions)

	Three Months Ended		Year Ended
	December 31, 2010		December 31, 2010
	2010	2009	2010	2009
Generics:
Third party net sales
North America	$647.5	$533.4	$2,361.3	$2,096.2
EMEA	397.0	476.6	1,545.9	1,636.8
Asia Pacific	305.1	269.2	1,074.2	877.1

Total third party net sales	1,349.6	1,279.2	4,981.5	4,610.1

Other third party revenues	9.2	10.7	41.1	67.7

Total third party revenues	1,358.9	1,289.9	5,022.5	4,677.8

Intersegment revenues	5.8	1.5	40.1	22.4

Generics total revenues	1,364.6	1,291.4	5,062.6	4,700.2

Specialty:
Third party net sales	75.0	56.3	422.8	405.3
Other third party revenues	0.7	5.6	5.2	9.7

Total third party revenues	75.7	61.9	428.0	415.0

Intersegment revenues	14.4	25.6	61.8	40.8

Specialty total revenues	90.1	87.5	489.8	455.8

Elimination of intersegment revenues	(20.2)	(27.1)	(101.9)	(63.2)

Consolidated total revenues	$1,434.5	$1,351.8	$5,450.5	$5,092.8